EXHIBIT 21.1
Hypercom Corporation
List of Subsidiaries

	Name of Entity	Jurisdiction of Organization
1.	Hypercom U.S.A., Inc.	Delaware
2.	HBNet, Inc.	Arizona
3.	Hypercom EMEA, Inc.	Arizona
4.	Hypercom Latino America, Inc.	Arizona
5.	Hypercom Manufacturing Resources, Inc.	Arizona
6.	Hypercom Puerto Rico Repair Facility, G.P.	Arizona
7.	Hypercom Australia Pty., Ltd.	Australia
8.	Empresa Brasileira Industrial, Comercial e Servicos Limitada	Brazil
9.	HBNet Canada Ltd.	Canada
10.	Hypercom de Chile S.A.	Chile
11.	Netset Chile S.A.	Chile
12.	Hypercom Electronics Manufacturing (Shenzhen) Co. Ltd.	China
13.	Hypercom Electronics Trading (Shanghai) Co. Ltd.	China
14.	Hypercom Payment Solution and Trading Services (Shanghai) Co., Ltd.	China
15.	Hypercom Asia Ltd.	Hong Kong
16.	Hypercom Far East Ltd.	Hong Kong
17.	Hypercom China Co. Ltd.	Hong Kong
18.	Hypercom Hungary KFT	Hungary
19.	Hypercom Italia S.r.l.	Italy
20.	Hypercom Latvia SIA	Latvia
21.	Hypercom de Mexico, S.A. de C.V.	Mexico
22.	NetSet Americas Centro Servicio, S. de R.L. de C.V.	Mexico
23.	Hypercom Asia (Singapore) Pte. Ltd.	Singapore
24.	Hypercom Financial Terminals AB	Sweden
25.	Hypercom (Thailand) Co., Ltd.	Thailand
26.	Hypercom EMEA Ltd.	United Kingdom
27.	Hypercom Finance Co. Ltd.	United Kingdom
28.	Hypercom de Venezuela C.A.	Venezuela